Exhibit 10.23

FULLY DISCLOSED CLEARING AGREEMENT

OF

FIRST CLEARING, LLC

THIS AGREEMENT is made and entered into this 26th day of October, 2007 by and between FIRST CLEARING, LLC (“First Clearing”) and Summit Brokerage Services, Inc. (“Broker”).

WHEREAS, Broker desires to have First Clearing provide clearing, execution, and other services to Broker as more fully set forth in this Agreement; and

WHEREAS, First Clearing desires to extend such services to Broker, all as hereinafter provided,

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1.0	AGREEMENT

From the date of this Agreement until the termination of this Agreement as provided in Paragraph 22 hereof, First Clearing shall carry the proprietary accounts of Broker and the cash and margin accounts of the customers of Broker introduced by Broker to First Clearing, and accepted by First Clearing, and shall clear securities transactions on a fully disclosed basis for such accounts, in the manner and to the extent set forth in this Agreement.

This Agreement shall be submitted to and approved by the New York Stock Exchange, Inc. (the “NYSE”) or other regulatory or self-regulatory bodies vested with the authority to review and approve this Agreement or any amendment or modifications hereto. In the event of disapproval, the parties hereto agree to negotiate in good faith to achieve the requisite approval.

2.0	ALLOCATION OF RESPONSIBILITY

2.1 Responsibilities of the Parties.

Pursuant to NYSE Rule 382, responsibility for compliance with applicable laws, rules, and regulations of the Securities and Exchange Commission (“SEC”), the NASD, the NYSE, and any other regulatory or self-regulatory agency or organization (collectively the “Rules”) shall be allocated between First Clearing and Broker as set forth in this Agreement. To the extent that a particular function is allocated to one party under this Agreement, the other party shall supply that party with information in its possession pertinent to the performance and supervision of that function.

2.1.1 The performance of any function and the supervision of the performance of that function shall be the sole and exclusive responsibility of the party to whom that function is allocated under this Agreement.

2.2 Relationship with Customers.

First Clearing shall provide services under this Agreement to Broker only to the extent explicitly required by specific provisions contained in this Agreement and shall not be responsible for any duties or obligations not specifically allocated to First Clearing pursuant to this Agreement. Broker shall enter into appropriate contractual arrangements with customers on its own behalf, and such agreements shall make

Broker, and not First Clearing, responsible to customers for the provision of services. Broker shall not be deemed to be an agent of First Clearing for any purpose. Broker acknowledges that First Clearing does not control the business or operations of Broker.

3.0	REPRESENTATIONS AND WARRANTIES

3.1 Broker. Broker represents and warrants that:

3.1.1 Duly Organized. Broker is a Corporation duly organized, validly existing, and in good standing under the laws of the state of Florida.

3.1.2 Registration. Broker is duly registered and in good standing as a broker-dealer with the SEC and is a member firm in good standing of the NASD.

3.1.3 Authority to Enter Agreement. Broker has all requisite authority, whether arising under applicable federal or state law or the rules and regulations of any regulatory or self-regulatory organization to which Broker is subject, to enter into this Agreement and to retain the services of First Clearing in accordance with the terms of this Agreement.

3.1.4 Authority from Customers. Broker has or has been granted full authority from customers in directing or requesting First Clearing to buy, sell or liquidate any security or pay, transfer or otherwise act with respect to any security or other assets in customers’ accounts, it being understood that First Clearing may rely upon this representation and warranty without inquiring of customers as to Broker’s authority.

3.1.5 Material Compliance with Rules and Regulations. Broker and each of its employees is in material compliance with, and during the term of this Agreement shall remain in material compliance with, the registration, qualification, capital, financial reporting, customer protection, and other requirements of every self-regulatory organization of which Broker is a member, of the SEC, and of every state to the extent that Broker or any of its employees is subject to the jurisdiction of that state.

3.1.6 No Pending Action, Suit, Investigation, or Inquiry. Broker has disclosed to First Clearing every material action, suit, investigation, inquiry, or proceeding (formal or informal) pending or threatened against or affecting Broker, any of its affiliates, or any officer, director, or general securities principal or financial and operations principal of Broker, or their respective property or assets, by or before any court or other tribunal, any arbitrator, any governmental authority, or any self-regulatory organization of which any of them is a member. Broker shall notify First Clearing promptly of the initiation of any such action, suit, investigation, inquiry, or proceeding that may have a material impact on the capital of Broker.

3.1.7 Broker Responsibility. Broker shall be responsible for all internal operations related to its business including without limitation (i) all accounting, bookkeeping, record-keeping, cashiering, commodity transactions, or any other transactions not involving securities; or any matter not contemplated by the Agreement; (ii) preparation of Broker’s payroll records, financial statements, or any analysis thereof; (iii) preparation or issuance of checks in payment of Broker’s expenses, other than expenses incurred by First Clearing on behalf of Broker pursuant to this Agreement; (iv) payment of commissions to Broker’s sales personnel; (v) supervision of its employees and agents; and (vi) maintenance and supervision of proper access controls to systems made available by First Clearing, including making any changes, as necessary.

3.1.8 Non-U.S. Customers. To the extent that Broker introduces accounts of customers who are not located in the United States of America, Broker represents that it is and during the term of this Agreement will remain duly registered or licensed and in good standing as a broker/dealer or otherwise constituted as an organization permitted to engage in the activities contemplated by this Agreement and that Broker will engage in such activities in accordance with the applicable laws of the jurisdictions that govern Broker with respect to such accounts.

3.1.9 Net Capital and Aggregate Indebtedness. Broker shall (1) maintain at all times a net capital (the “ Net Capital”) of at least of Fifty Thousand dollars ($ 50,000.00) computed in accordance with Rule 15c3-1 of the SEA and (2) immediately notify First Clearing when (a) the Net Capital is less than the applicable amount set forth in (1) above, (b) its Aggregate Indebtedness Ratio reaches or exceeds 10 to 1 or (c) if Broker has elected to operate under Rule 15c3-1(a)(1)(ii) of the SEA.

3.2 First Clearing. First Clearing represents and warrants that:

3.2.1 Duly Organized. First Clearing is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of its incorporation.

3.2.2 Registration. First Clearing is duly registered and in good standing as a broker-dealer with the SEC and is a member firm in good standing of the NYSE and the NASD .

3.2.3 Authority to Enter Agreement. First Clearing has all requisite authority, whether arising under applicable federal or state law, or the rules and regulations of any regulatory or self-regulatory organization to which First Clearing is subject, to enter into this Agreement and to provide services in accordance with the terms of this Agreement.

4.0	ESTABLISHING AND ACCEPTING NEW ACCOUNTS

4.1 Acceptance of New Accounts. Broker shall be responsible for opening, determining eligibility for, and approving new accounts in compliance with Applicable Law.

4.1.1 First Clearing reserves the exclusive right to reject any account that Broker may forward to First Clearing as a potential new account, to reject any order, to decline to execute and clear any particular trade, and/or to process any transaction. First Clearing also reserves the right to terminate any account previously accepted by it as a new account.

4.2 Maintenance of Account Information. First Clearing may rely without inquiry on the validity of all customer information furnished to it by Broker. Possession of any such documents or information, however provided, concerning Broker’s customers does not create a duty on the part of First Clearing to review or understand those documents or information.

5.0	SUPERVISION OF ORDERS AND ACCOUNTS

5.1 Responsibility for Compliance. Broker shall be solely responsible for compliance with suitability, “Know Your Customer” rules, and other requirements of federal and state law and regulatory and self-regulatory rules and regulations governing transactions and accounts. Possession by First Clearing of surveillance records, exception reports, or other similar data shall not obligate First Clearing to review or be aware of their contents. First Clearing shall not be required to make any investigation into the facts surrounding any transaction that it may execute or clear for Broker or any customer of Broker.

5.2 Compliance Procedures. Broker agrees to supervise compliance with Applicable Law. Broker shall review transactions and accounts to assure compliance with prohibitions against manipulative practices and insider trading and other requirements of federal and state law and applicable regulatory and self-regulatory rules and regulations to which Broker or its customer are subject. Without limiting the above, Broker shall be responsible for compliance with the supervisory requirements in Section 15(b)(4) of the Securities Exchange Act of 1934, as amended, NASD Rule 3010, NYSE Rules 342, 351 and 431, and similar rules adopted by any other regulatory or self-regulatory agency or organization, to the extent applicable.

5.3 Knowledge of Customer’s Financial Resources and Investment Objectives. Broker shall comply with NASD Rule 2310 or Rule 405(1) of the NYSE or comparable requirements of similar rules of any other regulatory or self-regulatory organization to which Broker is subject. Broker shall obtain all essential facts relating to each customer, each cash and margin account, each order, and each person holding a power of attorney over any account, in order to assess the suitability of transactions (when required by applicable rules), the authenticity of orders, signatures, endorsements, certificates, or other documentation, and the frequency of trading. Broker warrants that, to the best of its knowledge, Broker will not open or maintain accounts for persons who are minors or who are otherwise legally incompetent and that Broker will comply with NASD Rule 2310 or with NYSE Rule 407 and other laws, rules, or regulations that govern the manner and circumstances in which accounts may be opened or transactions authorized.

5.4 Furnishing of Investment Advice. Broker shall be solely responsible for any recommendation or advice it may offer to its customers.

5.5 Discretionary Accounts. Broker shall be solely responsible for obtaining customer approval for and supervising discretionary accounts and shall have the ultimate responsibility for determining whether such accounts (and any other types of accounts maintained by Broker’s customers) are being maintained in accordance with SEC Rule 202(a) 11-1 (Certain Broker-Dealers Deemed Not to Be Investment Advisers).

5.6 Obligations Regarding Certain Disclosures. Broker shall make any disclosures and obtain any agreements from its customers required by applicable law or regulation, including, without limitation, any disclosures or agreements required for listed options, penny stocks, derivative securities, account transfers or conversions. The cost of making such disclosures or obtaining such agreements shall be borne by Broker.

6.0	EXTENSION OF CREDIT

6.1 Presumption of Cash Account. First Clearing may, but is not required to, permit customers of Broker to purchase securities on margin, but all transactions for a customer will be deemed to be cash transactions, and payment for those transactions will be required in the manner applicable to cash transactions, unless, on or prior to settlement, Broker has furnished First Clearing with an executed margin agreement and consent to loan of securities. If First Clearing has not received an executed margin agreement for a customer as to which Broker has entered a transaction in a margin account, First Clearing shall have the right to place limitations on the trading of such account, including, but not limited to, restricting the account to cash basis transactions and liquidating the account to cover any margin debit.

6.2 Margin Requirements. Margin accounts introduced by Broker shall be subject to First Clearing’s margin requirements as in effect from time to time. First Clearing reserves the right to refuse to accept any transaction in a margin account without the actual receipt of the necessary margin and to impose a higher margin requirement for a particular account. In all instances, Broker may require higher margin than imposed by First Clearing for any particular account, group of accounts, or all accounts introduced by Broker to First Clearing. In any case where Broker requests First Clearing to extend credit upon control or restricted securities, pursuant to Rule 144 under the Securities Act of 1933, as amended, or otherwise, Broker shall submit to First Clearing such documentation, agreements and information as shall be reasonably required by First Clearing to decide to extend such credit. Any extension of credit so approved shall be subject to First Clearing’s credit policies as shall be in effect from time to time.

6.3 Margin Maintenance and Compliance with Regulation T and SEC Rule 15c3-3(m).

6.3.1 Margin. With respect to margin accounts introduced by Broker, First Clearing is responsible for compliance with Regulation T promulgated by the Board of Governors of the Federal Reserve System and other applicable margin and margin maintenance requirements of the NYSE. Broker shall be ultimately responsible for any failure by Broker’s customers to meet initial margin requirements and/or maintenance margin requirements or calls.

6.3.2 Margin Calls. After the initial margin for a transaction has been received, subsequent margin calls may be made by First Clearing at its discretion. First Clearing shall calculate the maintenance requirement and notify Broker of any amounts due. Broker shall be responsible for forwarding the margin call to its customer and ensuring that Broker’s customers remit amounts owing. If Broker fails to take the appropriate action, First Clearing reserves the right to collect the amount due directly from Broker’s customer. Broker agrees to cooperate with First Clearing in complying with and obtaining margin in response to such calls.

6.3.3 Actions upon Failure to Meet Margin Calls or Deliver Securities. In the event that satisfactory margin is not provided within the time specified by First Clearing, or securities sold are not delivered as required, First Clearing may take such actions as First Clearing deems appropriate, including, but not limited to, entering orders to buy-in or sell-out. Broker shall cooperate with First Clearing by entering orders to buy-in or sell-out securities. Compliance with a request to withhold action shall not be deemed a waiver by First Clearing of any of its rights under this Agreement.

6.3.4 Concentration of Positions. First Clearing may at any time refuse to execute, clear and settle transactions that would otherwise increase Broker’s net aggregate position of accounts in excess of the levels First Clearing may establish from time to time. First Clearing also may at any time require Broker to take steps promptly to reduce Broker’s net aggregate position of accounts below the applicable levels described above. If such position(s) is not so reduced by Broker in a timely manner as determined by First Clearing, First Clearing in its sole and absolute discretion and without further notice is authorized to sell or otherwise dispose of (in the case of a net aggregate long position), or purchase or otherwise acquire (in the case of a net aggregate short position) such securities (and options or warrants thereon) in an amount and manner sufficient to reduce the net aggregate position of accounts below the applicable levels described above.

6.4 Charging of Interest and Disclosures Pursuant to SEC Rule 10b-16 and NASD Rule 2341. Interest charged by First Clearing to Broker with respect to debit balances in customers’ accounts shall be determined in accordance with Schedule A attached to this Agreement. First Clearing shall send each margin customer a written disclosure statement at the time of the opening of a margin account and periodically thereafter as required by SEC Rule 10b-16 and NASD Rule 2341.

6.5 Unsecured Debits or Unsecured Short Positions. First Clearing shall charge against the accounts of Broker an amount equal to the value of any unsecured debit or short position (on a “mark to market” basis) in a customer account (whether such unsecured or partially secured debit is in a cash or margin account) if that position has not been promptly resolved by payment or delivery. Any remaining debit may be charged against Broker pursuant to Paragraph 19 of this Agreement.

6.6.1 Underlying Collateral Maintenance and Compliance with Regulation T and SEC Rule 15c3-3(m).

6.6.2 Actions Upon Failure to Meet Underlying Collateral Calls or Deliver Securities. In the event that satisfactory underlying collateral is not provided within the time specified by First Clearing, or securities sold are not delivered as required, First Clearing may take such actions as First Clearing deems appropriate, including, but not limited to, entering orders to buy-in or sell-out. Broker shall cooperate with First Clearing by entering orders to buy-in or sell-out securities. Compliance with a request to withhold action shall not be deemed a waiver by First Clearing of any of its rights under the Agreement.

6.6.3 Unsecured Debits. First Clearing shall charge against the accounts of Broker an amount equal to the value of any unsecured debit (on a “mark to market” basis) in a customer account if that position has not been promptly resolved by payment or delivery. Any remaining debit may be charged against Broker pursuant to Paragraph 19 of the Agreement.

6.7 Hypothecation of Customer Securities. First Clearing shall maintain possession and control of Broker’s customer funds and securities in accordance with the broker-dealer financial responsibility rules promulgated under the SEA and other applicable laws, rules or regulations. Within limitations imposed by applicable laws, rules and regulations, securities and other property in Broker’s customer and proprietary accounts (which does not include fully-paid for customer securities) may be pledged, hypothecated, lent, sold (including through repurchase agreements) or otherwise transferred by First Clearing from time to time, without notice to Broker. First Clearing may do so without retaining in its possession or under its control for delivery a like amount of similar securities or other property.

7.0	MAINTENANCE OF BOOKS AND RECORDS

7.1 Stock Records. First Clearing shall maintain, in compliance with SEC Rules, stock records and other prescribed books and records of all transactions executed or cleared through it. Unless otherwise required by law, First Clearing shall have no obligation to maintain, or make available to Broker, such books and records after termination of this Agreement. If, however, First Clearing does make such books and records available to Broker after the termination of this Agreement, Broker shall reimburse First Clearing for its costs and expenses, if any, in retrieving such books and records. At the sole expense of Broker, First Clearing agrees to provide for a limited number (six or fewer) of Broker’s operations employees with access to client data for a period of 60 days following a conversion of accounts to a successor clearing firm

7.2 Regulatory Reports and Records. Broker shall prepare and maintain copies of all reports, records, and regulatory filings required of Broker by any entity that regulates it, including, but not limited to, copies of all account agreements and similar documentation obtained pursuant to Paragraph 4 of this Agreement and any reports and records required to be made or kept under the Currency and Foreign Transactions Reporting Act of 1970, (the “Bank Secrecy Act”), and any rules and regulations promulgated pursuant thereto.

8.0	RECEIPT AND DELIVERY OF FUNDS AND SECURITIES

8.1 Receipt and Delivery of Funds and Securities.

8.1.1 Cashiering Functions. First Clearing shall perform cashiering functions for accounts introduced by Broker. These functions shall include receipt and delivery of securities; receipt and payment of funds owed by or to customers; and provision of custody for securities and funds. Broker shall provide First Clearing with the data and documents that are necessary or appropriate to permit First Clearing to perform its obligations under this Paragraph, including but not limited to copies of records documenting receipt of customers’ funds and securities received directly by Broker. Such data and documents must be compatible with the requirements of First Clearing’s data processing systems.

8.1.2 Purchases. Broker shall be responsible for purchases (including transactions on a “when issued” basis) made for customers until actual and complete payment has been received by First Clearing. Broker shall not introduce accounts requiring settlement on a “delivery versus payment” or “receive versus payment” basis unless such account utilizes the facilities of a securities depository or qualified vendor as defined in NYSE Rule 387, for all depository eligible transactions.

8.1.3 Sales. Broker shall be responsible for sales (including those on a “when issued” basis), until First Clearing has received, in acceptable form, the securities involved in the transaction. If First Clearing does not receive delivery of securities in an acceptable form, First Clearing may buy-in all or part of the securities.

8.1.4 Funds and Securities Received by Broker. Broker shall promptly deposit with First Clearing funds or securities received by Broker from its customers, together with such information as may be relevant or necessary to enable First Clearing to record such remittances and receipts in the respective customer accounts.

8.1.5 Failure to Settle or Pay. In the event of a failure to timely deposit required funds or securities, First Clearing may take appropriate remedial action. Without waiving or otherwise limiting its right to take other remedial action, First Clearing may at its option charge interest at rates as agreed in Schedule A (“Fully Disclosed Pricing Schedule”) to this Agreement. Broker may pass such charges on to its customers but Broker remains responsible therefor until actually paid.

8.1.6 Check Writing Authority.

(a)	First Clearing may, but is not required to, authorize certain of Broker’s employees to sign checks to Broker’s customers for amounts due to, and requested by them, with respect to their accounts. Broker shall designate, in writing, the names of any employees it wishes to receive the authorization described in this Paragraph. All checks must be signed by two employees who have received written authorization from First Clearing. All expenses incurred in connection with the issuance of checks under the authority described in this Paragraph shall be charged to Broker. Broker remains responsible for the disbursement and delivery of such checks to its customers. Any lien on the customer’s property granted by the customer to Broker or First Clearing shall extend to any funds which may be segregated in a separate account in connection with the exercise of the authority described in this Paragraph. Broker has established, and will maintain and enforce, supervisory procedures with respect to the issuance of such instruments that are satisfactory to First Clearing, including the following minimum standards:

(i)	all check stock is maintained in a secure location;

(ii)	the cashiering staff is adequately trained and that each person is responsible and accountable for their specific duties relative to the distributions of assets from customer accounts;

(iii)	ensures that a written letter of authorization will be requested and obtained from the customer prior to the disbursement of customer funds to a third-party, mailed to an address other than the address on record, and/or released to a third-party for further delivery to the customer;

(iv)	that all voided checks will be recorded as such and returned to First Clearing;

(v)	will immediately place stop payments on any check that cannot be accounted for by customer notification or self-audit of check stock;

(vi)	management shall conduct unannounced self-audits of the entire cashiering process and check stock to ensure that these procedures are being adhered to and that the check stock is accounted for.

(b)	In addition, if First Clearing has granted such checkwriting authority to Broker , it is understood and agreed by the parties that with respect to Broker writing checks to Broker’s customers, Broker may do so only as agent of First Clearing, on a bank account established in the name of First Clearing. Further, this agency relationship is for the sole purpose expressed in this Paragraph 8.1.6(b) and Broker is not the agent of First Clearing for any other purpose.

8.2 Restricted and Control Stock Requirements. Broker shall be responsible for determining whether any securities held in Broker’s or its customer accounts are restricted or control securities as defined by applicable laws, rules, or regulations. Broker is responsible for assuring that orders and other transactions executed for such securities comply with such laws, rules, and regulations.

8.3 Corporate Action Requests/Soliciting Dealer Agreements. Broker requests and authorizes First Clearing to execute as Broker’s agent-in-fact any and all Soliciting Dealer Agreements for corporate actions involving securities or other interests held by Broker’s customers on the books of First Clearing. First Clearing agrees to provide notice of the pending corporate action to Broker at its designated locations. First Clearing further agrees to collect and submit corporate action requests from Broker and submit them to the soliciting party in accordance with the instructions received from the soliciting party. First Clearing agrees to use commercially reasonable efforts to communicate corporate action information to Broker and, where applicable, Broker’s customers, but shall not be liable for a) any delays in the communication of corporate action information or b) delays in the transmission of collected corporate action requests to the soliciting party unless caused by First Clearing’s gross negligence. All fees received from the soliciting party will be credited to Broker. In consideration of providing this service to Broker, Broker agrees to indemnify and hold harmless First Clearing, its affiliates, officers, agents and employees from all claims, suits, investigations, damages and defense costs (including reasonable attorney’s fees) that arise in connection with this Paragraph.

9.0	SAFEGUARDING OF FUNDS AND SECURITIES

Except as otherwise provided in this Agreement, First Clearing shall be responsible for the safekeeping of all money and securities received by it pursuant to this Agreement. However, First Clearing will not be responsible for any funds or securities delivered by a customer to Broker until such funds or securities are actually received by First Clearing or deposited in bank accounts maintained by First Clearing.

10.0	CONFIRMATIONS AND STATEMENTS

10.1 Preparation and Transmission of Confirmations and Statements. First Clearing shall prepare confirmations and summary periodic statements and shall, to the extent required by Applicable Law,

transmit them to customers and Broker in a timely fashion except to the extent the parties agree in writing that Broker may transmit confirmations to customers. Confirmations and statements shall be prepared on forms disclosing that the account is carried on a fully-disclosed basis for Broker in accordance with applicable rules, regulations, and interpretations. Broker will have the ultimate regulatory responsibility for compliance with the prospectus delivery requirements of the Securities Act of 1933, as amended, regardless of its retention of a prospectus fulfillment service to perform delivery of same. First Clearing may deliver prospectuses and bond offering materials to Broker’s customers provided that: (i) with respect to fixed income and equity offerings in which the Broker participates, Broker is responsible for ensuring that all appropriate steps have been taken to timely “flag” in First Clearing’s systems any security that is an item requiring delivery of a prospectus and (ii) in all circumstances, First Clearing and/or its designated third-party vendor is supplied with such prospectuses and offering materials by Broker.

10.2 Examination and Notification of Errors. Broker shall examine all confirmations, statements, and other reports in whatever medium provided to Broker by First Clearing. Broker must notify First Clearing of any error claimed by Broker in any account; as to purchase and sales transactions prior to settlement date and as to all other transactions within the time in which First Clearing is able to, without violating applicable law, reverse the transaction. If Broker fails to do so, Broker shall be deemed to have waived its right to make any claim against First Clearing with respect to such error.

11.0	ACCEPTANCE AND EXECUTION OF TRANSACTIONS

11.1 Responsibility to Accept or Reject Trades. First Clearing shall execute transactions in customers’ accounts and release or deposit money or securities to or for accounts only upon Broker’s instructions. First Clearing reserves the right to accept written or oral transaction orders from Broker’s customers in circumstances where it determines that either (i) the customers are unable to execute those transactions through Broker or (ii) First Clearing is required to do so by applicable or relevant law. Notwithstanding any instructions to the contrary, First Clearing may in its sole discretion: (i) cancel and/or re-bill a transaction; (ii) decline a transaction (prior to execution); (iii) reject a delivery or receipt of securities or money; (iv) refuse to clear a trade executed by Broker; or (v) refuse to execute a trade for the account of a customer or Broker.

11.2 Responsibility for Errors in Execution. Broker shall be responsible for transmission to First Clearing of all orders and for any errors in Broker’s recording or transmission of such orders.

11.3 Electronic Transmission of Orders. With respect to the electronic transmission of orders, Broker agrees that it maintains and shall comply with the following written control and supervisory procedures with respect to the electronic transmission of orders

(a)	Use of all electronic order entry systems is limited to only persons authorized by appropriate supervisory personnel of Broker. Access to electronic order entry systems is supervised by Broker and reviewed on a regular basis and updated as required, including the review and updating of all passwords.

(b)	All orders are reviewed for accuracy by appropriate supervisory personnel of Broker.

(c)	Broker maintains established limits to prevent orders exceeding pre-set credit and order size parameters from being transmitted for execution.

(d)	A review is undertaken by appropriate personnel to ensure that the order being entered is not a duplication/retransmission of a previously entered order.

(e)	Appropriate supervisory personnel review Market-On-Close, Limit-On-Close and any cancellations of these types of orders to ensure that these orders are not entered at times which violate NYSE rules governing entry and cancellation of such orders.

Broker further agrees that it will advise First Clearing of any significant changes to such procedures.

11.3.1	Large Order Control. First Clearing agrees to make available to Broker the Thomson Transaction Services BORD Restriction function as a tool to assist broker in meeting its’ responsibilities under Paragraph 11.3 (c) above.

11.4	Over-the-Counter Transactions. On all over-the-counter transactions for introduced accounts, Broker shall furnish First Clearing with the names of the respective purchasing and selling broker/dealers (except as otherwise provided in this Paragraph), the names of the purchasing and selling customers, and the purchase and sale prices and any other information required by First Clearing. Should Broker give an order in an over-the-counter security to First Clearing and the counter party is left to First Clearing’s discretion, First Clearing shall assume the responsibility of paying Broker that which the counter party has failed to pay pursuant to the over-the-counter transaction In case Broker executes its own over-the-counter order or designates the counter party, it shall be understood that in the event the over-the-counter dealer with whom Broker dealt or whom it designated fails to live up to its part of the transaction, Broker shall reimburse First Clearing for any and all losses sustained thereby.

11.5	Proper Use of the RAES System as Enunciated by the Chicago Board of Options Exchange (CBOE). Broker agrees to review and adhere to the terms of the notice First Clearing has posted on InfoMax (as defined in Paragraph 12.10 below), pertaining to use of the RAES System as a result of the Regulatory Circular (RG97-98) issued by the CBOE on July 31, 1997. Further, Broker agrees that it maintains and shall comply with the following written control and supervisory procedures with respect to the RAES System:

(a)	Broker will make available to all current and future registered representatives, wire operators, operations managers and branch managers a copy of the RAES information posted on InfoMax, which sets forth the proper use of the RAES System.

(b)	Broker will require its supervisory personnel to conduct reviews that are reasonably designed to ensure compliance with the order entry rules by (i) focusing on indications of any possible violation when conducting routine supervisory reviews (such as daily review of order tickets), and (ii) reviewing on a daily basis information supplied by First Clearing to identify possible violations.

(c)	When such violations are discovered, Broker will take reasonable steps to avoid future violations.

12.0	OTHER OBLIGATIONS AND RESPONSIBILITIES OF BROKER

12.1 Other Clearing Agreements. During the term of this Agreement, Broker shall not enter into any other similar agreement or obtain the services contemplated by this Agreement from any other party (other than Broker’s existing arrangements with Pershing, LLC and National Financial Services LLC) or supply the services contemplated by the Agreement without prior written consent of First Clearing.

12.2 Disciplinary Action, Suspension, or Restriction. If Broker or any of its affiliates, or any officer, director, or any individual listed on the Broker’s Form BD or financial and operational principal or any individual functioning in a management capacity of Broker, becomes subject to disciplinary action, suspension, or restriction by a federal or state agency, stock exchange, or regulatory or self-regulatory organization having jurisdiction over Broker or Broker’s securities or commodities business, Broker shall give notice to First Clearing immediately, orally and in writing, and provide First Clearing a copy of any decision relating to such action, suspension, or restriction. First Clearing may take any action it reasonably deems to be necessary (i) to assure that it will continue to comply with all applicable legal, regulatory, and self-regulatory requirements, notwithstanding such action, suspension, or restriction; and (ii) to comply with any requests, directives, or demands made upon First Clearing by any such federal or state agency, stock exchange, or regulatory or self-regulatory organization.

12.3 Provision of Financial Information and Insurance.

(a)	Broker shall furnish First Clearing copies of FOCUS Reports, financial statements for the current fiscal year, the executed Forms X-17a-5 (Parts I and IIA) filed with the SEC, any amendments to Broker’s Form BD, and any other regulatory or financial reports First Clearing may from time to time require. Broker shall provide such reports to First Clearing at the time Broker files such reports with its primary examining authority. Broker shall also notify First Clearing in advance of withdrawals of more than 10 percent of its net capital.

(b)	Brokers Indemnity Bond Insurance. Without limitation upon other insurance required by this Agreement, Broker agrees to maintain, and provide a certificate of insurance thereof to First Clearing, brokers indemnity bond insurance (stockbroker’s blanket bond, Form 14) providing coverage as follows: (a) if Broker acts in the capacity of market maker, equal to the greater of (1) One Million Dollars ($1,000,000) or (2) the minimum coverage required under the Rules, or (b) if Broker does not act in the capacity of market maker, in the amount of $500,000 or the minimum coverage required under the Rules, whichever is greater. The coverage under whichever of clauses (a) or (b) of the immediately preceding sentence is applicable shall cover any and all acts of Broker’s employees, agents and partners. Broker agrees to give First Clearing at least thirty (30) days prior written notice of any change or cancellation of the insurance referred to above.

12.4 Executing Brokers. If Broker wishes to act as an “Executing Broker” as such term is understood in that certain letter dated January 25, 1994, from the Division of Market Regulation of the Securities and Exchange Commission, as the same may be amended, modified or supplemented from time to time (the “No-Action Letter”), then all terms herein shall have the same meaning as ascribed thereto either in the Agreement or in the No-Action Letter as the sense thereof shall require. Broker may, from time to time, execute trades (either directly or through First Clearing) for Prime Brokerage Accounts in compliance with the requirements of the No-Action Letter. (The No-Action Letter requires, inter alia, that a contract be executed between First Clearing and Prime Broker, and between Broker and Prime Brokerage customer prior to the transaction of any business hereunder.) Broker shall promptly notify First Clearing, but in no event later than 5:00 p.m. New York time, of trade date in a mutually acceptable fashion, of such trades in sufficient detail for First Clearing to be able to report and transfer any trade executed by Broker on behalf of a Prime Brokerage Account to the relevant Prime Broker. Broker understands and agrees that if Prime Broker shall disaffirm or “dk” any trade executed by Broker on behalf of a Prime Brokerage Account, Broker shall open an account for such Prime Brokerage Account in its range of accounts and shall transfer or deliver the trade to such account at the risk and expense of Broker to the same extent as for any account introduced by Broker pursuant to this Agreement. Broker understands and agrees that all Prime Brokerage Accounts shall be conducted in accordance with the requirements of the

No-Action Letter and any relevant agreement between Broker and a Prime Brokerage customer or between First Clearing and relevant Prime Broker. Broker further agrees to supply First Clearing with such documents, which from time to time are reasonably required by First Clearing to carry out the intention of this Paragraph. Broker agrees that it shall know its customer, obtain appropriate documentation, including new account form, conduct its own credit check and determine the availability of shares as required for processing of any short sales. Broker shall maintain facilities to clear any disaffirmed trades.

12.5 First Clearing Acting as Prime Broker. If Broker wishes First Clearing to act on behalf of Broker’s customers as a Prime Broker as such term is understood in the SEC Letter, and First Clearing agrees, subject to the terms and conditions set forth below and in First Clearing’s customer agreement, to act as Prime Broker, the parties hereto hereby agree as follows:

(a)	Broker will notify First Clearing with respect to each account in which Broker requests that First Clearing act as Prime Broker.

(b)	All terms and conditions of this Agreement, including without limitation, the provisions relating to Broker’s responsibility for the conduct of customer accounts and Broker’s payment and indemnity obligations with respect to customer accounts shall remain in full force and effect with respect to the accounts referred to herein.

(c)	First Clearing will be responsible for monitoring the Minimum Net Equity in each account but Broker is responsible for the timely collection of all amounts necessary to maintain the Minimum Net Equity in the accounts in accordance with the requirements of the SEC Letter.

(d)	Broker will promptly notify First Clearing of any trade which is effected for customer accounts, providing sufficient information so as to enable First Clearing to determine whether to accept or disaffirm any such trade.

(e)	In the event that First Clearing disaffirms a trade, Broker shall assume complete responsibility for settling the trade.

(f)	First Clearing will promptly notify Broker if First Clearing disaffirms or dk’s a trade.

12.6 Protection of Intellectual Property. Broker shall use all reasonable efforts to preserve and protect First Clearing’s and its affiliates’ patent, trade secret, copyright and other proprietary rights in First Clearing’s or its affiliates’ products, services, trademarks and tradenames, at least to the same extent used by Broker to preserve and protect its own proprietary data or information and to notify First Clearing of any action by any third party known by Broker to constitute an infringement of First Clearing’s or any of its affiliates’ proprietary rights and to cooperate with First Clearing in protecting such rights. Without limiting the foregoing, and subject to the permission required by Paragraph 21 hereof, Broker shall note First Clearing’s or its affiliates’ patent, trade secret, copyrights, trademarks and trade names when Broker makes reference to or distributes products or services provided by First Clearing or its affiliates, as applicable, and Broker agrees that its use will at all times be in accordance with the guidelines set forth in the First Clearing Trademark Usage Guidelines provided to Broker by First Clearing.

12.7 Execution Away from First Clearing. Broker may place for execution with firms other than First Clearing orders for its customers’ accounts to the extent Broker determines that such action is necessary to meet Broker’s duty to obtain best execution for customer orders. First Clearing will have no responsibility for the transmission or execution of any such orders, and Broker agrees to assume full responsibility for resolving any disputes and for bearing any losses resulting from transactions with firms with which Broker executes, giving up First Clearing for clearance. Broker also agrees that, with respect to any such orders, it will report executions promptly to First Clearing for clearance in accordance with First Clearing’s procedures.

12.8 Mutual Fund, Insurance/Annuity Products Shares. Broker shall be responsible for obtaining and executing soliciting dealer agreements with any principal underwriter for mutual funds from which Broker seeks to purchase mutual fund shares for its customers’ accounts as well as applicable insurance/annuity products and for compliance with the terms and conditions of each prospectus.

12.9 Fixed Price Offering. From time to time First Clearing shall grant Broker a selling concession, discount or other allowance in connection with the sale of securities which are part of a fixed price offering. In that connection, Broker agrees to comply with the provisions of Rule 2740 of the NASD Manual.

12.10 InfoMax. Broker agrees to familiarize itself with the basic guidelines to First Clearing’s operations and other policies and procedures as contained in the InfoMax system, including but not limited to the OpsMax portion of the system (collectively “InfoMax”), along with any modifications or supplements to such procedures as may be issued from time to time, whether disseminated by FCC via InfoMax or by other means. Broker agrees that it will be familiar with all applicable policies and procedures.

13.0	OTHER OBLIGATIONS AND RESPONSIBILITIES OF FIRST CLEARING AND BROKER

13.1 Use of Third-Party Services. Subject to Paragraph 16 hereof, First Clearing may, at its reasonable option, and consistent with common industry practice, retain one or more independent data processing or other service bureaus to perform functions (including, but not necessarily limited to, pricing services or proxy mailing services), assigned to First Clearing under this Agreement.

13.2 Tax Withholding. Broker hereby agrees to take necessary measures to comply with the income tax withholding requirements of Section 3406 and Sections 1441 through 1446 (the nonresident alien withholding requirements) of the Internal Revenue Code of 1986, as amended (“IRC”) with respect to its customer accounts. Broker agrees to furnish to First Clearing any tax information, e.g., taxpayer identification numbers and certifications provided by the customer on IRS Forms W-8, W-8BEN, W-8IMY, W-8EXP, W-8ECI, W-9, or any acceptable substitute in its possession relating to each customer account transferred to First Clearing and to each future customer account opened. Broker acknowledges that First Clearing will rely on such information for purposes of determining First Clearing’s obligation to withhold federal income tax pursuant to Sections 1441 through 1446 and 3406 of the Internal Revenue code. Broker hereby authorizes First Clearing to employ any procedures permitted under applicable law or regulation to achieve compliance with its withholding obligations under federal income tax law.

13.3 Retirement Account Distributions. For retirement accounts for which First Clearing makes designated distributions pursuant to Section 3405 of the IRC or any successor provision thereto, Broker shall (1) obtain customer authorization to execute Form W-4P (or an acceptable substitute) on behalf of such customer, and (2) electronically provide such Form W-4P or a copy thereof to First Clearing.

14.0	ORDER AUDIT TRAIL SYSTEM (OATS)

First Clearing shall report orders entered into First Clearing’s order entry system by Broker on behalf of Broker in accordance with NASD’s rules governing the NASD Order Audit Trail System (“OATS”). First Clearing will not provide OATS reporting as described in this Paragraph 14.0 with respect to manual orders or for orders entered by Broker for delivery to a third-party order management system or for orders entered directly into a third-party order management system utilized by Broker outside of First Clearing.

First Clearing represents that it (1) is familiar with OATS rules and the OATS Reporting Technical Specifications, (2) completed, or shall complete, testing as described in the OATS Technical Specifications, (3) agrees to make reports to OATS in compliance with OATS rules and Technical Specifications, and any subsequent modifications thereto, (4) agrees to make the appropriate repairs and resubmit to the NASD rejected reportable order event records which were originally submitted by First Clearing, (5) agrees to investigate the reasons for any unmatched interfirm route reports (6) agrees that the records of OATS data prepared on behalf of Broker and maintained by First Clearing are property of Broker and shall be surrendered upon written request from Broker to First Clearing, (7) agrees to permit examination of any records of OATS data prepared on behalf of Broker and maintained by First Clearing at any time or from time to time during normal business hours by representatives of NASD and to promptly furnish to NASD or its designee true, correct, complete, and current hard copy of any of these records, (8) has processes and procedures reasonably designed to ensure compliance with OATS requirements, including but not limited to, late reporting, non-reporting and other reporting infractions, and (9) agrees to promptly notify Broker upon the occurrence of any event, including physical damage to First Clearing’s facilities or legal proceedings involving First Clearing that would materially affect First Clearing’s ability to make OATS reports on behalf of Broker.

Broker represents its understanding that First Clearing’s agreement to undertake OATS reporting, as described in this Paragraph 14.0 does not relieve Broker of its obligation to comply with its supervision and record-keeping rules related to compliance with OATS rules and the recording and reporting responsibilities pursuant to the OATS rules, other NASD rules, and Rules 17a-3 and 17a-4 under the SEA.

Broker represents that it is (1) has appropriately established and maintains the required reporting relationships for First Clearing on the OATS Subscriber website, (2) familiar with the OATS rules and reporting requirements as they apply to all of the ways in which Broker enters its orders and has processes and procedures reasonably designed to ensure compliance with applicable OATS requirements. Further, First Clearing’s agreement to undertake OATS reporting on behalf of Broker as described in this Paragraph 14.0 does not relieve Broker of its responsibilities, including its supervisory responsibilities, under applicable OATS rules, other NASD Rules, or Rules 17a-3 and 17a-4 under the SEA.

15.0	DAMAGES

As between the parties, neither party shall be liable for special, indirect, incidental, consequential or punitive damages, whether such damages are incurred or experienced as a result of entering into or relying on this Agreement or otherwise, even if the parties have been advised of the possibility of such damages. Broker and First Clearing each agree not to assist any claim for punitive damages against the other.

16.0	LIABILITY OF FIRST CLEARING

16.1 Disclaimer of Warranties. The services and Market Information (defined below) provided to Broker through Broker’s use of First Clearing’s clearing services platform, including, without limitation, compliance tools and other services provided through the use of the operating systems and applications software comprising First Clearing’s platform (the “First Clearing Platform Systems and Software”) are provided on an “as is”, “as available” basis, without warranty of any kind to the maximum extent permitted by applicable law. There may be delays in providing and omissions and inaccuracies in Market

Information, and no Market Information Disseminator (defined below) guarantees the correctness, quality, original or continuing accuracy, timeliness, reliability, performance, completeness, continued availability, merchantability, fitness for a particular purpose, title or non–infringement or otherwise of any Market Information, and First Clearing hereby expressly disclaims any such express or implied warranties and all warranties, including, without limitation, any implied warranties of merchantability, fitness for a particular purpose, and non-infringement of any use of First Clearing’s platform, including without limitation, the First Clearing Platform Systems and Software.

As used herein, the term “Market Information” means any data, information, report, compilation, and the like relating to, among other matters, quotes, news and research, and other market information, and provided to Broker through the use of First Clearing’s platform, including, without limitation, the First Clearing Platform Systems and Software; and the term “Market Information Disseminator” means First Clearing, its agents, affiliates, or any other third parties involved in creating, producing, delivering or managing the delivery of Market Information through the use of the First Clearing platform, including, without limitation, The First Clearing Platform Systems and Software.

16.2 Limitation of Liability. To the maximum extent permitted by applicable law, each of First Clearing, any of its agents, affiliates, third party providers or anyone else involved in creating, producing, delivering or managing the delivery of the services provided to Broker through the First Clearing platform, including, without limitation, the First Clearing Platform Systems and Software shall not be liable to Broker or any other third party for any decision made, action taken or omission to act by First Clearing in reliance on any Market Information or for any direct, indirect, incidental, special, consequential, punitive or any other damages whatsoever (including, without limitation, damages for lost profits, trading losses, damages resulting from inconvenience or loss of use of the First Clearing Platform, including, without limitation, the First Clearing Platform Systems and Software), even if Broker or such other third-party has been advised of the possibility of such damages, arising out of the use of or inability to use the First Clearing Platform, including, without limitation, the First Clearing Platform Systems and Software, or for any breach of any representation or warranty made herein.

16.3 First Clearing Indemnification. In addition to any other obligations it may possess under other provisions of this Agreement, First Clearing shall indemnify, defend, and hold harmless Broker from and against all claims, demands, proceedings, suits, actions, liabilities, expenses, and reasonable attorney’s fees, and costs in connection therewith arising out of any negligent, reckless, dishonest, fraudulent, or criminal act or omission on the part of any of First Clearing’s officers or employees with respect to the services provided by First Clearing under this Agreement.

17.0	LIABILITY OF BROKER

17.1 Broker Indemnification. In addition to any other obligations it may possess under other provisions of this Agreement, Broker shall indemnify, and hold harmless First Clearing, and any controlling person of First Clearing, from and against all claims, demands, proceedings, suits, and actions and all liabilities, expenses, attorney’s fees (including fees and costs incurred in enforcing First Clearing’s right to indemnification), and costs in connection therewith arising out of one or more of Broker’s or any of its employee’s negligent, dishonest, fraudulent, or criminal act, or omission or any of the following with respect to Paragraphs 17.1.1 to 17.1.16:

17.1.1 Failure to Make Payment or Deliver Securities. A check received by First Clearing from a customer shall not constitute payment until it has been paid and the proceeds are actually received and finally credited to First Clearing (without any subsequent charge back) by its bank. Securities received by First Clearing from a customer shall not constitute good delivery until such securities have been transferred into “street name” of First Clearing or its nominee. Broker shall be ultimately responsible to First Clearing for ensuring that Broker’s customers meet their obligations regarding the delivery of cash or securities relative to all actions taken by First Clearing with respect to their accounts.

17.1.2 Margin Calls. Failure of a customer to meet any initial margin call or any maintenance call.

17.1.3 Broker’s Failure to Perform. Failure of Broker to perform any duty, obligation, or responsibility with respect to customer accounts as set forth in this Agreement. Broker’s indemnification obligation under this Paragraph shall not be affected by the participation of First Clearing or any person controlling it or controlled by it within the meaning of the Securities Exchange Act of l934, as amended, in any transaction giving rise to such an obligation, unless such participation constitutes recklessness, fraud, or criminal conduct.

17.1.4 Improper Conduct by Agents. Any negligent, dishonest, fraudulent, or criminal act or omission on the part of any of Broker’s officers, directors, employees, or agents, including but not limited to, any counterfeit or forged instruments.

17.1.5 Failure of a Customer to Perform Obligations. Any failure by any of Broker’s customers to perform any commitment or obligation with respect to a transaction carried by First Clearing (including, but not limited to, transactions in which the customer may have been “unjustly enriched”) under this Agreement, whether or not such failure was under the control of Broker.

17.1.6 Customer Claims and Disputes. Any claim or dispute between Broker and a customer, including, but not limited to, any claim or dispute concerning the validity of a customer order in the form the order was transmitted to First Clearing by Broker and any claim arising in connection with First Clearing’s guarantee of any signature of any customer of Broker or at the request of Broker.

17.1.7 Warranties. Any adverse claim with respect to any security delivered or cleared by First Clearing, including a claim of a defect in title with respect to securities that are alleged to have been forged, counterfeited, raised or otherwise altered, or if they are alleged to have been lost or stolen. The parties agree that First Clearing shall be deemed to be an intermediary between Broker and customer and shall be deemed to make no warranties other than as provided in Section 8-306(3) of the Uniform Commercial Code.

17.1.8 Default of Third-Party Broker. Any default by a third-party broker with whom Broker deals on a principal or agency basis in a transaction either not executed by First Clearing or not cleared by First Clearing even if permitted by First Clearing as provided herein.

17.1.9 Check Signing. Any negligence, fraud, malfeasance, or error of any employee of Broker with respect to the use of the check-signing authority, the issuance of checks and maintenance of the bank account described in Paragraph 8.1.6 of this Agreement.

17.1.10 Prior Self-Clearing Arrangements. Any guarantee, indemnification, or hold harmless agreement in connection with Broker’s business or customers that First Clearing may provide to the National Securities Clearing Corporation, the Depository Trust Company, or any other clearing, depository, or self-regulatory organization with respect to transactions self-cleared by Broker prior to transfer of such functions to First Clearing.

17.1.11 Breach of Warranty by Broker. Any breach by Broker of any representation or warranty made by it under this Agreement.

17.1.12 Deposit of Checks and Certificates to Customer Accounts. Any failure to exercise due diligence in reviewing checks and certificates received from customers to ensure that same valid and are in proper form, or in the issuance of instructions to First Clearing regarding the accounts into which checks and/or certificates are to be deposited.

17.1.13 Assets Not Held in Brokerage Account. Any claim asserted against First Clearing alleging the inaccuracy of any information appearing on Broker’s customer brokerage account statements with respect to assets not held in the brokerage account, regardless of whether such information was provided by Broker, customer or a third-party.

17.1.14 Infringement of Intellectual Property Rights. Any act or omission of Broker, its agents, employees or customers which infringes on any patent, trade secret, copyright, trademark, or other intellectual property right of First Clearing.

17.1.15 Cash Management “Advantage Accounts” (credit/debit cards and checks) of Customers. Any negligence, fraud, malfeasance, or error of any employee or customer of Broker with respect to the use of the credit/debit cards and checks furnished to customers in connection with the opening of an Advantage Account (or similar cash management account), including but not limited to, the fraudulent misuse of any such cards or checks.

17.1.16 Journal Entries. Any negligence, fraud, malfeasance, or error of any employee or customer of Broker with respect to any journal or other account entries processed by First Clearing in any accounts.

17.2 Defense of Claims. Broker will institute defense against any Claims at the sole expense of Broker and using counsel reasonably acceptable to First Clearing. Broker will keep First Clearing informed of the status of the defense of such Claims, and Broker will not agree to any settlement without consent of First Clearing, which consent will not be unreasonably withheld. Notwithstanding the foregoing, First Clearing will have the right to handle the defense of such Claims at the sole expense of Broker. First Clearing may not settle any claim without the consent of Broker, which consent may not be unreasonably withheld.

17.3 Injunctive Relief. In the event of a breach or threatened breach of any of the provisions of this Agreement by Broker or any employee or representative of Broker, Broker acknowledges that First Clearing shall be entitled to seek preliminary and permanent injunctive relief to enforce the provisions hereof. In addition, Broker acknowledges that a breach of the terms regarding confidentiality of information and ownership of First Clearing’s intellectual property would cause irreparable and incalculable damage to First Clearing. Nothing herein shall preclude the parties from pursuing any action or other remedy for any breach or threatened breach of this Agreement, all of which shall be cumulative.

17.4 Survival. All indemnification provisions in this Agreement shall remain operative and in full force and effect notwithstanding the termination of this Agreement for any reason, and shall survive any such termination.

18.0	FEES AND SETTLEMENTS FOR SECURITIES TRANSACTIONS

18.1 Commissions. First Clearing shall charge each of Broker’s customers the commission, markup, and any other charge or expense that Broker instructs it to charge for each transaction. If instructions are not received with respect to a transaction in the time period required by First Clearing to implement those instructions, First Clearing shall charge the customer the commission, markup, or other charge or expense prescribed in the basic commission schedule delivered to First Clearing by Broker. This basic schedule may be amended from time to time by Broker by written instructions delivered to First Clearing. First

Clearing shall only be required to implement such amendments to the basic schedule to the extent such amendments are within the usual capabilities of First Clearing’s data processing and operations systems and only within such reasonable time limitations as First Clearing may deem necessary to avoid disruption of its normal operating capabilities. In the event Broker does not provide any instructions as described above with respect to transaction charges, First Clearing shall charge the customer according to First Clearing’s commission schedule in effect at that time.

18.2 Miscellaneous Charges. Broker agrees to pay First Clearing the fees and charges described in Schedule A hereto. Notwithstanding the foregoing, Broker may instruct First Clearing to pass through such fees to Broker’s customers.

18.3 Fees for Clearing Services. As compensation for services provided pursuant to this Agreement, First Clearing shall deduct from the commissions, mark-up, mark-down, or fees charged Broker’s customers the amounts set forth in the fully-disclosed pricing schedule attached hereto as Schedule A. Fees for services set forth in Schedule A shall be applied to transactions processed commencing June 1, 2007. First Clearing agrees to credit any amounts owing for services rendered since June 1, 2007 no later than 30 days following execution of this Agreement.

18.4 Payment of Commissions. Payment of amounts due Broker shall be made by First Clearing to Broker each calendar month subject to and after the deduction of the following from such commissions:

(a)	All clearing and other charges, costs and expenses due and payable to First Clearing under this Agreement.

(b)	All amounts due and payable under this Agreement by Broker to First Clearing on account of losses, liabilities, damages and any rights First Clearing may have against Broker under this Agreement.

19.0	DEPOSIT ACCOUNT

19.1 Establishment of Deposit Account. To further assure Broker’s performance of its obligations under this Agreement, including but not limited to its indemnification obligations under Paragraph 17, Broker shall, on or before the execution of this Agreement, establish an account at First Clearing to be designated as Broker’s Deposit Account (the “Deposit Account”). The Deposit Account shall not represent an ownership interest by Broker in First Clearing. The Deposit Account shall at all times contain cash of at least the amount set forth in Schedule A. First Clearing may require immediately that an additional amount be deposited in the Deposit Account. If such a deposit is not made in the amount specified, whether or not Broker agrees that the amount is justified under this Paragraph, First Clearing may terminate this Agreement forthwith.

19.2 First Clearing’s Right to Offset. If (i) First Clearing shall have any claim against Broker or a customer of Broker which has not been resolved within five business days after First Clearing presents such claim to Broker; or (ii) if First Clearing shall suffer any loss or incur any expense for which it is entitled to be indemnified pursuant to this Agreement, and Broker shall fail to make such indemnification within five business days after being requested to do so, First Clearing may deduct the amount of such claim, loss, or expense from any account of Broker (including, but not limited to, the Deposit Account, other proprietary accounts, as well as the payment of amounts due to Broker. First Clearing may withdraw cash or securities (or both) having a market value equal to the amount of such claimed deficiency. If those funds are withdrawn from the Deposit Account, then Broker shall be obligated to make an immediate deposit in the Deposit Account of cash or securities sufficient to bring the Deposit Account back to a value of at least the amount required by Schedule A.

19.3 Termination of Deposit Account. Within thirty (30) days of termination of this Agreement, First Clearing shall pay and deliver to Broker, the funds and securities in the Deposit Account, less any amounts to which it is entitled under the preceding Paragraph; provided, however, that First Clearing may: (i) retain the Deposit Account for such period of time until transfer of all customer and proprietary accounts of Broker has been completed and (ii) retain in the Deposit Account such amount for such period as it deems appropriate for its protection from any claim or proceeding of any type, then pending or threatened, until the final determination of such claim or proceeding is made. If a threatened claim or proceeding is not resolved or if a legal action or proceeding is not instituted within a reasonable time after the termination of this Agreement, any amount retained with respect to such claim, proceeding, or action shall be paid or delivered to Broker.

20.0	PROPRIETARY ACCOUNTS OF INTRODUCING BROKERS AND DEALERS (PAIB)

First Clearing shall establish a separate reserve account for proprietary assets held by Broker so that Broker can treat these assets as allowable assets under SEC Rule 15c3-1. First Clearing agrees to perform the required computation on behalf of Broker in accordance with the following provisions, procedures, and interpretations set forth in the SEC’s No-Action Letter regarding Proprietary Accounts of Introducing Brokers and Dealers (PAIB) dated November 3, 1998:

20.1 First Clearing will perform a separate computation for PAIB assets (PAIB reserve computation) of Broker in accordance with the customer reserve computation set forth in SEC Rule 15c3-3 (customer reserve formula) with the following modifications:

(a)	Any credit (including a credit applied to reduce a debit) that is included in the customer reserve formula will not be included as a credit in the PAIB reserve computation;

(b)	Note E(3) to Rule 15c3-3a, which reduces debit balances by one percent under the basic method and subparagraph (a)(1)(ii)(A) of Rule 15c3-1, which reduces debit balances by three percent under the alternative method will not apply; and

(c)	Neither Note E(I) to Rule 15c3-3a nor NYSE Interpretation /04 to Item 10 of Rule 15c3-3a regarding securities concentration charges is applicable to the PAIB reserve computation.

20.2 PAIB reserve computation will include all the proprietary accounts of Broker. All PAIB assets will be kept separate and distinct from customer assets under the customer reserve computation set forth in SEC Rule 15c3-3.

20.3 PAIB reserve computation will be prepared within the same time frames as those prescribed by Rule 15c3-3 for the customer reserve formula.

20.4 First Clearing will establish and maintain a separate “Special Reserve Account for the Exclusive Benefit of PAIB Customers” with a bank in conformity with the standards of Rule 15c3-3(f) (PAIB Reserve Account). Cash and/or qualified securities as defined in the Rule will be maintained in the PAIB Reserve Account in an amount equal to the PAIB reserve requirement.

20.5 If the PAIB reserve computation results in a deposit requirement, the requirement can be satisfied to the extent of any excess debit in the customer reserve formula of the same date. However, a deposit requirement resulting from the customer reserve formula cannot be satisfied with excess debits from the PAIB reserve computation.

20.6 Within two business days of entering into this Agreement, Broker must notify its designated examining authority (“DEA”) in writing that it has entered into a PAIB agreement with its clearing broker-dealer.

20.7 Upon discovery that any deposit made to the PAIB Reserve Account did not satisfy its deposit requirement, First Clearing will immediately notify its DEA and the SEC. Unless a corrective plan is found to be acceptable by the SEC and the DEA, First Clearing will provide written notification within five business days of the date of discovery to Broker that PAIB assets held by First Clearing will not be deemed allowable assets for net capital purposes.

20.8 To the extent applicable, commissions receivable and other receivables of Broker from First Clearing (excluding clearing deposits) that are otherwise allowable assets under the net capital rule are not to be included in the PAIB reserve computation, provided the amounts have been clearly identified as receivables on the books and records of Broker and as payables on the books of First Clearing.

21.0	COMMUNICATION

21.1 Notice to Customers. First Clearing shall, upon the opening of an account pursuant to Paragraph 4 of this Agreement, mail to each customer a copy of a notice to customers required by NYSE Rule 382(c).

21.2 Customer Complaint Reporting and Customer Notification. Broker authorizes and instructs First Clearing to forward promptly any written customer complaint received by First Clearing regarding Broker and/or its associated persons relating to functions and responsibilities allocated to Broker under this Agreement to a) Broker and b) Broker’s DEA designated under Section 17 of the Securities and Exchange Act of 1934, as amended, or, if none, to Broker’s appropriate regulatory agency or authority. Further, Broker authorizes First Clearing to notify the customer, in writing, that First Clearing has received the complaint, and the complaint has been forwarded to Broker’s DEA (or, if none, to the appropriate regulatory agency).

21.3 Restriction on Advertising. Neither First Clearing nor Broker shall utilize the name of the other in any way without the other’s prior written consent except to disclose the relationship between the parties. Neither party shall employ the other’s name in such a manner as to create the impression that the relationship between them is anything other than that of clearing broker and introducing broker. Broker shall not hold itself out as an agent of First Clearing or as a subsidiary or company controlled directly or indirectly by or affiliated with First Clearing except as provided in this Paragraph.

21.4 Linking Between Sites. Without express written authorization, neither party may provide or allow an electronic hyperlink directly from its service or site on the Internet or another site over which that party has control to the service or site on the Internet of the other party. This paragraph is not intended to prevent Broker from providing its’ employees with access to The First Clearing Platform Systems and Software.

22.0	TERMINATION OF AGREEMENT

This Agreement shall continue until terminated as hereinafter provided:

22.1 Three Year Term. The provision of clearing services under this Agreement shall take effect on the date of this Agreement (“Effective Date”) and shall continue through the third anniversary of the Effective Date (the “Initial Term”).

22.2 Automatic Renewals. Unless written notice of termination shall have been received from the other party at least ninety (90) days prior to the expiration of the Initial Term or any additional term, and except as otherwise provided in Paragraphs 22.3, 22.4 and 22.5 of this Section 22, the term of this Agreement shall automatically be extended for one or more further periods of twelve (12) months.

22.3 Termination upon 90-Day Notice. This Agreement may be terminated by either party without cause upon ninety days prior notice.

22.4 Immediate Termination by First Clearing. First Clearing may immediately terminate this Agreement upon prior written notice to Broker in the event that: (i) Broker fails to strictly comply with any provision of this Agreement; (ii) any representation, warranty or covenant of Broker in this Agreement is false or misleading; (iii) any director, executive officer, individual listed on the Broker’s Form BD financial and operations principal, or any individual functioning in a management capacity, of Broker is enjoined, prohibited, disciplined or suspended as a result of administrative or judicial proceedings, or proceedings of a self-regulatory organization of which Broker is a member, from engaging in securities business activities constituting all or portions of Broker’s securities business.

22.5 Immediate Termination. This Agreement may be terminated by First Clearing or Broker immediately in the event that (a) the other party is enjoined, disabled, suspended, prohibited, or otherwise becomes unable to engage in the securities business or any part of it by operation of law or as a result of any administrative or judicial proceeding or action by the SEC, any state securities law administrator, or any regulatory or self-regulatory organization having jurisdiction over such party or (b) the other party (i) becomes or is declared insolvent; (ii) voluntarily files or is the subject of, a petition commencing a case under any chapter of Title 11 of the United States Code; (iii) makes a general assignment for the benefit of its creditors; (iv) admits in writing its inability to pay its debts as they mature. (v) files an application or consents to the appointment of, or there is appointed, any receiver, or a permanent or interim trustee of that party or any of its subsidiaries, as the case may be, or all or any portion of its property, including, without limitation, the appointment or authorization of a trustee, receiver or agent under applicable law or under a contract to take charge of its property for the purpose of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of its creditors; (vi) files a petition seeking a reorganization of its financial affairs or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute or files an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or statute; (vii) files a Form BD-W (or comparable filing withdrawing its broker-dealer license) with the SEC and/or NASD as applicable; or (viii) takes any corporate action for the purpose of effecting any of the foregoing. In addition, this Agreement may be terminated by First Clearing immediately in the event that Broker experiences any change in the “control” of Broker. For purposes of this Agreement, the occurrence of any one or more of the following without the prior written consent of First Clearing shall be deemed to be a change in the “control” of Broker: (a) a material alteration in the kind or type of Broker’s business or that of Broker’s subsidiaries or affiliates, if any, (b) the sale, transfer or exchange of substantially all of the business or assets of Broker, or any of Broker’s subsidiaries or affiliates, or a material portion fifty percent (50%) or more) of such business or assets if such a sale, transfer or exchange is outside the ordinary course of business of Broker or any of Broker’s subsidiaries or affiliates, or more than fifty percent (50%) of the outstanding stock or voting power of or in any such entity in a single transaction or a series of transactions, (c) the acquisition of substantially all of the business or assets or more than fifty percent (50%) of the outstanding stock or voting power of any other entity, or (d) should Broker or any of Broker’s subsidiaries or affiliates enter into any merger or consolidation. This Agreement may be terminated immediately by Broker in the event of a business disruption which causes First Clearing to be materially unable to provide clearing services under this Agreement. In addition this agreement may be terminated immediately by Broker if First Clearing undergoes a material change of control (other than any merger, or a consolidation or combination between or among First Clearing and its affiliates) and as a consequence of such material change in control Broker is required to undergo a conversion of all of its accounts to a new clearing platform in order to receive clearing services under this Agreement. Any notice of termination made by Broker under this paragraph must be provided within 30 days following the latter of (a) effective date of First Clearing’s material change of control or, (b) the date on which Summit is notified by First Clearing of the requirement to undergo a conversion of its’ accounts to a new clearing platform.

22.6 Conversion of Accounts. In the event that this Agreement is terminated for any reason, Broker shall arrange for the conversion of Broker’s and its customer accounts to another clearing broker or to Broker if it becomes self-clearing. Broker shall give First Clearing Notice (the “Conversion Notice”) of: (i) the name of the broker that will assume responsibility for clearing services for customers and Broker; (ii) the date on which such broker will commence providing such services; (iii) Broker’s undertaking, in form and substance satisfactory to First Clearing, that Broker’s agreement with such clearing broker provides that such clearing broker will accept on conversion all Broker and customer accounts then maintained by First Clearing; and (iv) the name of an individual or individuals within new clearing broker’s organization whom First Clearing may contact to coordinate the conversion. The Conversion Notice shall accompany Broker’s notice of termination given pursuant to this Paragraph. If Broker fails to give Conversion Notice to First Clearing, First Clearing may notify Broker’s customers as First Clearing deems appropriate of the termination of this Agreement and may make such arrangements as First Clearing deems appropriate for transfer or delivery of customer and Broker accounts. The expense of notifying those customers and making such arrangements shall be charged to Broker.

22.7 Survival. Termination of this Agreement in any manner shall not release Broker or First Clearing from any liability or responsibility with respect to any representation or warranty or transaction effected on the books of First Clearing.

22.8 Termination Fee. If Broker terminates this Agreement pursuant to Paragraph 22.3 above, or First Clearing terminates this Agreement pursuant to Paragraph 22.4 or 22.5 within the period specified in Schedule A, Broker shall pay to First Clearing a termination fee and will reimburse First Clearing for Deconversion Expenses as stated in Schedule A.

22.9 Termination Under S.I.P.A. In the event that Broker is the subject of the issuance of a protective decree pursuant to the Securities Investor Protection Act of 1970 (15 U.S.C. § 78aaa-111), First Clearing’s claim for payment of a termination fee under this Agreement shall be subordinate to claims of Broker’s customers that have been approved by the Trustee appointed by the Securities Investor Protection Corporation pursuant to the issuance of such protective decree.

22.10 Limitations upon Broker’s Activities. If either party terminates the Agreement pursuant to this Paragraph 22, First Clearing shall have the right to impose reasonable limitations upon Broker’s activities during the period between the giving of Notice and the transfer of Broker’s accounts.

23.0	CONFIDENTIAL NATURE OF DOCUMENTS AND OTHER INFORMATION

23.1 Confidential Information of a party shall mean all data and information submitted to the other party or obtained by the other party in connection with the services, including information relating to a party’s customers, technology, operations, facilities, consumer markets, products, capacities, systems, procedures, security practices, research, development, business affairs, ideas, concepts, innovations, inventions, designs, business methodologies, improvements, trade secrets, copyrightable subject matter and other proprietary information.

23.2 All Confidential Information relating to a party shall be held in confidence by the other party to the same extent and in at least the same manner as such party protects its own confidential or proprietary information. Neither party shall disclose, publish, release, transfer or otherwise make available Confidential Information of the other party in any form to, or for the use or benefit of, any person or entity without the other party’s consent. Each party shall, however, be permitted to disclose aspects of the other party’s Confidential Information to its officers, agents, subcontractors, employees and affiliates to the extent such disclosure is not prohibited by Gramm-Leach-Bliley Act of 1999 (“GLBA”), which amends the Securities and Exchange Act of 1934, as it may be amended from time to time, the regulations promulgated thereunder or other applicable law; provided, however, that such party shall take all reasonable measures to ensure that Confidential Information of the other party is not actively disclosed, used, or duplicated in contravention of the provisions of this Agreement by such officers, agents, subcontractors, employees and affiliates. The obligations in this Paragraph shall not restrict any disclosure by either party pursuant to any applicable law (including to the request of a regulatory or self-regulatory authority), or by order of any court or government agency (provided that the disclosing party shall give prompt notice to the non-disclosing party of such order) and shall not apply with respect to information which (i) is developed by the other party without violating the disclosing party’s proprietary rights; (ii) is or becomes publicly known (other than through unauthorized disclosure); (iii) is disclosed by the owner of such information to a third party free of any obligation of confidentiality; (iv) is already known by such party without an obligation of confidentiality other than pursuant to this Agreement or any confidentiality agreements entered into between the parties before the effective date of this Agreement; or (v) is rightfully received by a party free of any obligation of confidentiality. If the GLBA, the regulations promulgated thereunder or other applicable law now or hereafter in effect imposes a higher standard of confidentiality to the Confidential Information, such standard shall prevail over the provisions of this Paragraph.

23.3 Broker acknowledges that the services First Clearing provides hereunder involve Broker access to proprietary technology, trading and other systems, and that techniques, algorithms and processes contained in such systems constitute trade secrets and shall be safeguarded by Broker, and that Broker shall exercise reasonable care to protect First Clearing’s interest in such trade secrets. Broker agrees to make the proprietary nature of such systems known to those of its consultants, staff, agents or clients who may reasonably be expected to come into contact with such systems. Broker agrees that any breach of this confidentiality provision may result in its being liable for damages as provided by law.

23.4 Broker shall be responsible for providing its customers with Broker’s Reg S-P Privacy disclosure statement at the time of the opening of the account in accordance with GLBA.

23.5 Paragraphs 23.1 through 23.3 shall survive the termination of this Agreement.

24.0	ACTION AGAINST CUSTOMERS BY FIRST CLEARING

First Clearing may, in its sole discretion and at its own expense and, upon written notice to Broker, institute and prosecute in its name any action or proceeding against any of Broker’s customers in relation to any controversy or claim arising out of First Clearing’s transactions with Broker or with Broker’s customers. Nothing contained in this Agreement shall be deemed either (a) to require First Clearing to institute or prosecute such an action or proceeding; or (b) to impair or prejudice its right to do so, should it so elect, nor shall the institution or prosecution of any such action or proceeding relieve Broker of any liability or responsibility which Broker would otherwise have had under this Agreement. Broker assigns to First Clearing its rights against its customer as necessary to effectuate the provisions of this Paragraph.

25.0	NOTICES

Any Notice required or permitted to be given under this Agreement shall be sufficient only if it is in writing and sent by hand or by certified mail, return receipt requested, to the parties at the following address:

Broker:

Summit Brokerage Services, Inc.

980 North Federal Highway

Suite 310

Boca Raton, FL 33432

Attn: Marshall Leeds

First Clearing:

First Clearing, LLC

901 E. Byrd Street

WS2090

Richmond, VA 23219

Attn: Al Caiazzo

26.0	ARBITRATION

26.1 Arbitration Requirement. Any dispute between Broker and First Clearing that cannot be settled shall be taken to arbitration as set forth in Paragraph 26.3 below.

26.2 ARBITRATION DISCLOSURE.

•	ARBITRATION IS FINAL AND BINDING ON THE PARTIES.

•	THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO JURY TRIAL.

•	PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDINGS.

•	THE ARBITRATORS’ AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING AND ANY PARTY’S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATORS IS STRICTLY LIMITED.

•	THE PANEL OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS WHO WERE OR ARE AFFILIATED WITH THE SECURITIES INDUSTRY.

26.3 ARBITRATION AGREEMENT.

ANY CONTROVERSY BETWEEN US ARISING OUT OF YOUR BUSINESS OR THIS AGREEMENT SHALL BE SUBMITTED TO ARBITRATION CONDUCTED BEFORE THE NEW YORK STOCK EXCHANGE, INC., OR NASD DISPUTE RESOLUTION, INC. (OR THEIR SUCCESSOR FIRMS), AND IN ACCORDANCE WITH THE THEN RULES OBTAINING OF THE SELECTED ORGANIZATION AND SHALL BE CONDUCTED AS A BROKER TO BROKER OR MEMBER VS MEMBER DISPUTE. ARBITRATION MUST BE COMMENCED BY SERVICE UPON THE OTHER PARTY OF A WRITTEN DEMAND FOR ARBITRATION OR A WRITTEN NOTICE OF INTENTION TO ARBITRATE, THEREIN ELECTING THE ARBITRATION TRIBUNAL.

NO PERSON SHALL BRING A PUTATIVE OR CERTIFIED CLASS ACTION TO ARBITRATION, NOR SEEK TO ENFORCE ANY PRE-DISPUTE ARBITRATION AGREEMENT AGAINST ANY PERSON WHO HAS INITIATED IN COURT A PUTATIVE CLASS ACTION AND WHO IS A MEMBER OF A PUTATIVE CLASS AND WHO HAS NOT OPTED OUT OF THE CLASS WITH RESPECT TO ANY CLAIMS ENCOMPASSED BY THE PUTATIVE CLASS ACTION UNTIL: (i) THE CLASS CERTIFICATION IS DENIED; (ii) THE CLASS IS DECERTIFIED; OR (iii) THE CUSTOMER IS EXCLUDED FROM THE CLASS BY THE COURT. SUCH FORBEARANCE TO ENFORCE AN AGREEMENT TO ARBITRATE SHALL NOT CONSTITUTE A WAIVER OF ANY RIGHTS UNDER THIS AGREEMENT EXCEPT TO THE EXTENT STATED HEREIN.

UNLESS SPECIFICALLY AGREED TO IN THIS AGREEMENT OR EXPRESSLY REQUIRED BY STATUTE, NEITHER BROKER NOR FIRST CLEARING SHALL BE ENTITLED TO AN AWARD OF ATTORNEYS’ FEES AND NO ARBITRATOR SHALL BE AUTHORIZED TO MAKE SUCH AN AWARD IN ANY DISPUTE BETWEEN BROKER AND FIRST CLEARING.

27.0	GENERAL PROVISIONS

27.1 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the respective successors and assigns of Broker and First Clearing. No assignment by Broker of this Agreement or any rights, including those to indemnification hereunder by Broker shall be effective unless First Clearing’s written consent shall be first obtained.

27.2 Severability. If any provision of this Agreement shall be held to be invalid or unenforceable, the validity or enforceability of the remaining provisions and conditions shall not be affected thereby.

27.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute a single agreement.

27.4 Entire Agreement Amendments and Duties Not Specifically Enumerated Herein. This Agreement represents the entire agreement between the parties with respect to the subject matter contained herein and all prior discussions, agreements (including all prior clearing agreements), and promises, written or oral, are merged herein. This Agreement may not be changed orally, but only by an agreement in writing signed by the parties. First Clearing shall not be responsible or liable for failure to perform any duties not specifically enumerated herein. The parties agree that they will enter into a separate Anti-Money Laundering (AML) Agreement and that any breach thereof shall constitute a breach of this Agreement.

27.5 Captions. Captions herein are for convenience only and are not of substantive effect.

27.6 Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia, without giving effect to the conflicts of laws or principles thereof.

27.7 Citations. Any reference to the rules or regulations of the SEC, NASD, the NYSE, or any other regulatory or self-regulatory organization are current citations. Any changes in the citations (whether or not there are any changes in the text of such rules or regulations) shall be automatically incorporated herein.

27.8 Construction of Agreement. Neither this Agreement nor the performance of the services hereunder shall be considered to create a joint venture or partnership between First Clearing and Broker or between Broker and other brokers for whom First Clearing may perform the same or similar services.

27.9 Third-Parties. This Agreement is between the parties hereto and is not intended to confer any benefits on third-parties including, but not limited to, customers of Broker.

27.10 Non-Exclusivity of Remedies. The enumeration herein of specific remedies shall not be exclusive of any other remedies. Any delay or failure by a party to this Agreement to exercise any right, power, remedy, or privilege herein contained, or now or hereafter existing under any applicable statute or law, shall not be construed to be a waiver of such right, power, remedy, or privilege. No single, partial, or other exercise of any such right, power, remedy, or privilege shall preclude the further exercise thereof or the exercise of any other right, power, remedy, or privilege.

27.11 SIPA; Rule 15c3-3. All introduced customers are the customers of Broker except as provided under the Securities Investor Protection Act (“SIPA”) and SEC financial responsibility rules. Nothing in this Paragraph will otherwise change or affect the provisions of this Agreement which provide that the customer account remains Broker’s customer account for all other purposes, including but not limited to, supervision, suitability and indemnification.

27.12 Provision of Reports and Exception Reports. On or before the effective date of this Agreement, and annually thereafter, First Clearing shall provide to Broker, pursuant to NYSE Rule 382(e), a list of all reports (e.g., exception-type reports) it offers to Broker. Broker shall promptly advise First Clearing, in writing, of those specific reports it elects to receive. As part of its books and records, First Clearing shall retain copies of the reports requested by or provided to Broker by First Clearing (or alternatively, First Clearing may retain the data from which such original report was produced and at the request of Broker’s DEA, First Clearing can either recreate the report or provide the data and the data formatting that was used by First Clearing to prepare the report). Each year, no later than July 31, First Clearing shall provide written notification to the chief executive officer and chief compliance officer of Broker (with a copy of such notification to Broker’s DEA) of the reports offered by First Clearing and the reports requested by or supplied to Broker as of the date of such notification.

27.13 Force Majeure. First Clearing shall not be liable for any loss caused, directly or indirectly, resulting from any circumstances beyond its reasonable control, including without limitation, labor disputes, riots, sabotage, insurrection, fires, flood, storm, explosions, earthquakes, electrical power failures, acts of God, war, both declared or undeclared, or acts of terrorism. In addition, First Clearing shall not be liable for any loss caused, directly or indirectly, resulting from the acts or omissions of third parties.

27.14 Audio Taping of Telephone Conversations. Each party understands that for quality control, dispute resolution or other business purposes, the parties may record some or all telephone conversations between them. Each party hereby consents to such recording and will inform its employees, representatives and agents of this practice. It is further understood that all such conversations are deemed to be solely for business purposes.

27.15 Disaster Recovery. First Clearing shall maintain commercially reasonable disaster recovery/business continuity plans providing for continued operation in the event of a catastrophic event affecting First Clearing’s business operations. First Clearing shall test its’ business continuity plans in accordance will the applicable Rules.

IN WITNESS WHEREOF the parties have hereto affixed their hands and seals by their duly authorized officers on the day and date first above written.

This Agreement contains a pre-dispute arbitration clause in Paragraph 26. Broker acknowledges receiving a copy of this Agreement.

Summit Brokerage Services, Inc.

Signature:	/s/ Steven C. Jacobs

Name:	Steven C. Jacobs

Title:	Executive Vice President and Chief Financial Officer

Date:	10/31/07

First Clearing, LLC

Signature:	s/ Albert Caiazzo

Name:	Albert Caiazzo

Title:	Managing Director

Date:	11/26/07